Exhibit 5.2

900 West 48th Place, Suite 900, Kansas City, Missouri, 64112 • 816.753.1000

September 15, 2022

Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Ladies and Gentlemen:

We have acted as special local counsel to those certain subsidiaries of T-Mobile US, Inc., a Delaware corporation (the “Parent”), listed on Schedule A hereto (the “Opinion Guarantors”) in connection with the Underwriting Agreement dated as of September 12, 2022 (the “Underwriting Agreement”), by and among T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), the Parent, each of the subsidiary guarantors (together with the Parent, the “Guarantors”) party thereto (including the Opinion Guarantors), and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, relating to the issuance by T-Mobile of $1,250,000,000 aggregate principal amount of T-Mobile’s 5.200% Senior Notes due 2033 (the “2033 Notes”), $$1,000,000,000 aggregate principal amount of T-Mobile’s 5.650% Senior Notes due 2053 (the “2053 Notes”) and $750,000,000 aggregate principal amount of T-Mobile’s 5.800% Senior Notes due 2062 (the “2062 Notes” and, together with the 2033 Notes and the 2053 Notes, the “Notes”). T-Mobile’s obligations under the Notes will be guaranteed (such guarantees, the “Guarantees”) on a senior unsecured basis by the Guarantors (including the Opinion Guarantors). The Notes and the Guarantees are being offered pursuant to a prospectus supplement dated September 12, 2022 and the accompanying base prospectus dated September 28, 2020 (such documents, collectively, the “Prospectus”) that form part of the Parent’s effective registration statement on Form S-3ASR (File No. 333-249079), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Opinion Guarantors, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such parties have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been duly executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials and officers of the Opinion Guarantors that we reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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Polsinelli PC, Polsinelli LLP in California

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Georgia, the State of Kansas, the State of Nevada, the State of Texas and the Commonwealth of Virginia (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. Each Opinion Guarantor is validly existing as a corporation or limited liability company, as applicable, under the laws of such Opinion Guarantor’s state of incorporation or organization, as the case may be, designated on Schedule A hereto (each, an “Opinion Jurisdiction”).

2. Each Opinion Guarantor has the corporate or limited liability company power, as applicable, under the laws of its respective Opinion Jurisdiction to issue its Guarantee.

3. Each Guarantee has been duly authorized by each Opinion Guarantor.

This opinion letter has been prepared for use in connection with the filing by the Parent of a Current Report on Form 8-K relating to the offering, sale and issuance of the Notes and the Guarantees. This opinion letter is given only as of the time of its delivery, and we assume no obligation or responsibility to update or supplement this opinion letter after its delivery.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC

Schedule A

Opinion Guarantor	Opinion Jurisdiction

Nextel South Corp.	Georgia

SIHI New Zealand Holdco, Inc.	Kansas

Sprint Communications LLC	Kansas

Sprint International Holding, Inc.	Kansas

Sprint/United Management Company	Kansas

SprintCom LLC	Kansas

Utelcom LLC	Kansas

Clear Wireless LLC	Nevada

Clearwire Hawaii Partners Spectrum, LLC	Nevada

Clearwire Spectrum Holdings LLC	Nevada

Clearwire Spectrum Holdings II LLC	Nevada

Clearwire Spectrum Holdings III LLC	Nevada

USST of Texas, Inc.	Texas

Sprint Communications Company of Virginia, Inc.	Virginia